Transcript of
China Green Agriculture
Fourth Quarter Fiscal Year 2010 Financial Results
September 1, 2010
Participants
Ted Haberfield – HC International
Tao Li – China Green Agriculture – Chairman, CEO, and President
Ken Ren – China Green Agriculture – Chief Financial Officer

Analysts
Ingrid Yen – Brean Murray
Tim Tiberio – Charting Capital Markets
John Hickey – Cohen Capital
Louis Fan – Rodman and Renshaw
Emma Zhao – Roth Capital Partners
Echo He – Maxim Group

Presentation
Moderator
Greetings and welcome to the China Green Agriculture, Inc. Fourth Quarter of Fiscal Year 2010 Earnings Call.  At this time all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ted Haberfield from HC International.  Thank you, you may begin.

Ted Haberfield – HC International – Executive Vice President
Thank you and welcome everyone to China Green Agriculture's quarterly conference call, which will cover fourth quarter fiscal 2010 financial and operating results.  The earnings release accompanying this conference call went to the wire a moment ago before the close of the market or at the end of the market.  On our call today is Mr. Tao Li, Chairman, CEO, and President, and Mr. Ken Ren, the company's Chief Financial Officer.

I would like to remind our listeners that management's prepared remarks contain forward-looking statements that are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.  Therefore, the company claims the protection of Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995.  Actual results may differ from those discussed today, due to such risks factors but not limited to fluctuations in customer demand, management of rapid growth, intensity of competition from other providers with China Green Agriculture products and services, general economic conditions, geo political events and regulatory changes, and other information detailed from time-to-time with China and the company's filings and future filings with the United States Securities and Exchange Commission.  Accordingly, although the company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will provide and prove to be correct.  In addition, any projections as to the company's future performance represent managements' estimates as of today, September 1, 2010.  China Green Agriculture assumes no obligation to update these projections in the future as market conditions change.

At this time I'd like to turn the call over to Mr. Li, who will be providing brief opening remarks, followed by Mr. Ken Ren, the company's Chief Financial Officer, to review the financial performance of the company in the fourth quarter in fiscal year 2010.  Mr. Li, the floor is now yours.

Tao Li – China Green Agriculture – Chairman, CEO, and President
Thank you, everyone, for joining us today.  I am very pleased with the progress that we have made in the past 12 months and would like to share our major achievements on this call ... We are also aware of rumors about the company and will be addressing them on this call and will be available for questions after our prepared remarks.  Thank you.

Ken Ren – China Green Agriculture – Chief Financial Officer
Good morning and good evening, everyone.  Thank you for joining us today.  We're pleased with our financial results for the fourth quarter for the full fiscal year ended June 30, 2010.

Net sales for the three months ended June 30, 2010 were $16.2 million, an increase of 54.5% from $10.5 million for the three months ended June 30, 2009.  Net sales of JiNong, our division that sells humic acid-based compound fertilizers, accounted for 94.2% of the total net sales.  JiNong's net sales increased 61.4% to $15.3 million for the three months ended June 30, 2010, from $9.5 million for the three months ended June 30, 2009.

Sales volume increased 119.5% from 9,315 metric tons for the three months ended June 30, 2010 from 4,243 tons for the three months ended June 30, 2009.  These increases were mainly attributable to the increased production due to greater capacity from the company's new production line and to strong growth in granular fertilizers.  Net sales of Jintai, which is the sales of agricultural products such as top-grade fruits, vegetables, flowers and colored seedlings, declined 9.2% to $0.9 million for the three months ended June 30, 2010 from $1.0 million for the same three months period in 2009.

Gross profits for the fourth quarter of fiscal year 2010 totaled at $9.1 million, an increase of 42.8% from $6.4 million in the same quarter of fiscal year 2009.  Gross profit margin was 56.3% for the fourth quarter of fiscal year 2010, down from 60.9% a year ago.

Operating income for the fourth quarter of fiscal year 2010 was $7.1 million, up 36.2% from $5.2 million in the fourth quarter of fiscal year 2009.

Selling expenses were up by 44%, $2.9 million due to a higher shipping costs and a higher marketing expense related to the Company's branding initiatives.

Operating margin was 43.7%, compared to 49.5% in the same quarter of fiscal year 2009.  Excluding $0.4 million of non-cash, plus compensation expenses, operating income increased by 43.3% for the fourth quarter of fiscal year 2010 by $2.3 million.

Net income for the fourth quarter of fiscal year 2010 was $6.0 million, up 35.5% compared with net income of $4.4 million during the same period in fiscal year 2009.  For the same three-month period ended June 30, 2010 basic and fully diluted net income per share reported $0.25 as compared to $0.24 for the same period in 2009, based on weighted average shares outstanding of $24.4 million and $18.6 million, respectively.  The increase in net income was largely due to the increase in net sales of the fertilizer product, which provides higher corporate margins than that of the Company's agriculture product.  Net income margins approximated 37.0% and 42.1% for the three months ended June 30, 2010 and 2009, respectively.

I would now like to review our financial performance for the twelve month of fiscal year 2010.  Total net sales for the twelve-month ended June 30, 2010 were $52.1 million, an increase of 48.0%, from $35.2 million for the twelve-month ended June 30, 2009.  JiNong's net sales, driven mainly by the sales of humic acid-based compound fertilizers, accounted for 88.0% of the total net sales in the twelve-month ended June 30, 2010.

JiNong's net sales increased by 58.6% to $45.8 million for the twelve-month ended June 30, 2010, from $28.9 million for the twelve-month ended June 30, 2009.  This increase was mainly attributable to the commencement of the Company's new production line in August 2009 and the sale of more high-ended products, including the Company's recently introduced liquid fertilizer products.  Jintai's net sales totaled $6.3 million for the twelve-month ended June 30, 2010 and that's flat from the same period last year because the greenhouses in Jintai have reached their full capacity.

Having completed the construction of a hundred sunlight greenhouses in June 2010, we anticipated growing and selling more higher margin flowers and orchids and discontinuing some lower margin vegetable products.

For JiNong, gross profits increased 58.7% and $28.1 million in the twelve-month of fiscal year 2010 compared to $17.7 million in the same period a year ago.  For Jintai, gross profit increased 2.2% and $2.8 million in the twelve months of fiscal year 2010 versus $2.8 million in the same period a year ago.  In total, gross profits increased 51% to $31.0 million in the twelve-month of fiscal year 2010 versus $20.5 million.  Gross margins were expanded by 120 basis points year-over-year, from 58.2% to 59.4% with increases in both JiNong and Jintai by .1% and 1.2%, respectively.

Operating income for the first twelve months of fiscal year 2010 rose 45.9% to $24.9 million, compared with $17.1 million for the first twelve months of fiscal year 2009.  Excluding $1.7 million of non-cash stock acquisition expenses, operating income was up 54.4% to $26.6 million resulting in an operating margin of 51.1%.

Net income for the twelve months ended June 30, 2010 was $21.3 million, an increase of 47.2%, from $14.5 million for the twelve months ended June 30, 2009.  For the twelve-month period ended June 30, 2009, net income per share was $0.91 as compared with net income per share of $0.78 for the same period in 2009.  Based on weighted average shares outstanding of $23.5 million and $18.5 million, respectively, the increase was mainly a result of increased net sales by JiNong.  Net margin approximated at 40.9% and 41.1% for the twelve months ended June 30, 2010 and 2009, respectively.

I will now disclose our balance sheet and liquidity.  The Company has cash and cash equivalents of $62.3 million at June 30, 2010, an increase of $44.5 million from June 30, 2009, primarily due to the net proceeds from public offerings in 2009.  Cash flows from operation increased 70.1% to $12.2 million.  The Company had no short-term loans or long-term debt as of June 30, 2010.

Net accounts receivable stood at $15.6 million as of June 30, 2010 with trailing twelve-month days sales outstanding of 82 days compared with days sales outstanding of 78 days last year mainly due to a temporary  increase in credit terms for distributors in South China affected by the floods.  For the twelve months ended June 30, 2010, the Company spent $16.5 million for capital expenditures primarily due to the purchase of land use rights for the expansion of our Company's new greenhouse facility.

Let me spend a few minutes updating you on a few of our strategic initiatives.  In the fiscal year 2010, we introduced 23 new products, including nine new high margin liquid fertilizer products in the fourth quarter alone.  We added 43 new distributors during the past twelve months bringing our total number of distributors to 573 number of distributors.  Having signed agreements with existing distributors to becoming authorized reseller of our products in 608 of their retail stores, we are aggressively expanding our distribution. Finally, we have opened 15 directly-owned stores since launching our pilot program in January 2010.  The Company owned and operated stores enhanced China Green Agriculture brands in new markets where we do not compete our existing distributors.  In June, we completed each one of our research and development centers, completing the construction of a hundred sunlight greenhouses on our 88 acre facility in Beijing.

The land purchase prior subsidy reported in our SEC filing is accurate and truly reflects the total cost per U.S. debt.  The transaction was constructed through a land transfer acquisition from a state owned entity.  It was not conducted at a public auction from the Land and the Natural Resource Bureau.  The purchase cost was reported at approximately $10.8 million, which included our land transfer fee, land compensation fee, land use rights transfer fee, state tax, registration fee, survey and mapping fee, and appraisal fee.

In July, we completed seedling conservation and expected seedling transportation, transplantation, for this a hundred greenhouses by October 2010.  We were also on schedule to complete Phase II of the project, which includes the construction of 12 intelligent greenhouses by the end of calendar year 2011.  Once completed, this new research and development opportunity will allow us to introduce more customized, higher margin fertilizer products and the conservation of more agriculture products.

We also launched nine new liquid-based fertilizer products, accounting for almost 4% of our fertilizer revenues in the fourth quarter.  We also added 21 new distributors during the quarter and selected over 300 stores as China Green Agriculture authorized retailers of our JiNong branded humic acid-based compound fertilizer products.  We need to first lay the foundation for sustained growth in our fully line product and revenues and profit margins.

In July, we closed our acquisition of Gufeng and its wholly-owned subsidiary Tianjuyuan for a total purchase price of approximately $31.8 million in cash and stock as we disclosed in our 8-K filed on July 7, 2010.  We also intend to provide up to $14.7 million to Gufeng for their working capital needs in the future as needed.

In the three months ended March 31, 2010 Gufeng’s revenue increased 22.4% to $17.1 million, and net income increased 46.8% to $1.1 million.  We continue to believe that Gufeng will contribute at least 88.4% in revenue and at least $10.6 million in net income for the fiscal 2011, which will end on June 30, 2011.  I will provide a detailed breakdown of our financial projections regarding Gufeng in a minute when I discuss our fiscal year 2011 guidance.

Let me review the strategic rationale for this acquisition.  Gufeng improves our competitive position in three ways.  It provides us with significantly greater capacity to 355k metric tons per year, it advances our distribution by 26.0% to over 700 distributors, and it broadens our portfolio of organic and non-organic fertilizer to serve a larger base of customers.  We have already discussed several images with Gufeng’s management team that we will implement over the next 3 to 12 months.

Now, our guidance, for the fiscal year ending June 30, 2011, we are forecasting revenues of $150.5 million to $152.8 million, net income of $36.2 million to $36.8 million, and earnings per share of $1.35 to $1.37 based on $26.8 million weighted average shares with presenting growth of 188%, 72.6%, and 49.5%, respectively.

For the first quarter ended September 30, 2010, we expect revenues of $38.2 million to $38.6 million, net income of $7.7 million to $8.0 million, and earnings per share of $0.29 to $0.30 based on $26.8 million weighted average shares.

This guidance reflects the anticipated strong sales resulting from the Company's increased production capacity from 55k metric tons to 355k metric tons, which reflect a full year contribution from Gufeng incorporating our consolidated fiscal year 2011, financial guidance is approximately $88.4 million of revenue and $10.6 million of net income from Gufeng.

Currently, one-third of Gufeng's 300k metric tons production facility is capable of producing organic compound fertilizers.  We plan to invest $7.7 million in capital expenditures for Gufeng, which include $1.3 million to convert existing 100k metric tons of production facility from chemical fertilizers to higher market humic acid-based organic compound fertilizers with full conversions to be completed by the end of the calendar year 2010.  In addition, we will also spend $6.3 million to build a new 200k metric ton production line, which will produce humic acid organic compound fertilizers with construction beginning this September and the production commencing by March 2011.  Upon completion Gufeng's production capacity will increase by 66.0% to 500k metric tons, out of which 400k metric tons will be producing humic acid-based organic compound fertilizers.

In addition, we will spend approximately $14.7 million on working capital to ramp up Gufeng's production utilization from the current 60.0% to 80.0% by annual fiscal 2012.  Once we are able to fully transition Gufeng's production and distribution to our target levels, we expect a $140 million in revenue contribution from Gufeng in fiscal 2012.  We also expect Gufeng's gross margin to improve from approximately 10.0% in the fiscal third quarter ended March 2010 to 20% by the fiscal fourth quarter ended June 30, 2011.

Finally, we expect Gufeng to introduce 15 new products and add over 30 new distributors in the fiscal year 2010, two months after closing acquisition.  Management remains very confident about the financial and strategic benefits that this acquisition will provide for our Company and to our shareholders.

Before I conclude my prepared remarks, I would like to discuss our strong operating model.  We ended fiscal year 2010 with over $62 million of cash and cash equivalents and no debt on our balance sheet, $86.2 million of working capital generated $12.2 million of cash flows from operation, and have minimal bad debt exposure.

We were able to sustain a healthy growth in profits and cash flows for several reasons.  Our value-added products increased our customers' yields; thereby, improving their sales and profits.  We have a significant opportunity to grow our market share in a highly risk fragmented fertilizer market in China by introducing new products and expanding in new territories.

The ongoing research and development efforts and significantly expanded manufacturing capacity and the product portfolio from Gufeng provides the foundation of future growth.  In September 2009, JiNong was granted with a value-added tax exemption from September 1, 2009 to December 31, 2015 by the Local Taxation Bureau.  We have ongoing productivity discussions with local and central government officials about ways we can help reduce pollution and improve the welfare of newer farmers.

On the corporate governance front, we are committed by abiding the high standards that comes with being a NYSE-listed Company.  As such, management is evaluating and looking to implement specific action items to help us accomplish this goal.  I, along with the rest of our management team and board of directors, remain extremely confident in our ability to execute and with the integrity of our financial controls to ensure accurate and complete reporting.  We look forward to providing you with current updates on improvements we make in this regard.

This concludes our prepared remarks for the fourth quarter of fiscal year 2010.  I would now like to invite listeners to ask any questions you may have with Chairman Mr. Li and myself.

Moderator
Thank you.  We will now be conducting a question and answer session.  (Operator Instructions)  Our first question is with Ingrid Yen with Brean Murray, please go ahead with your questions.

Ingrid Yen – Brean Murray
Hello, everyone.  Hello, can you hear me?

Moderator
Yes, we can hear you.

Ingrid Yen – Brean Murray
Great.  My first question is about the assumptions you made in your guidance for 2011.  How much of this will be coming from your existing operation and how much this will come from the Gufeng operation you acquired?

Ken Ren – China Green Agriculture – Chief Financial Officer
For Gufeng, we expected that we will contribute revenue $88.4 million, and then for net income contribution, we will contribute $10.4 million.

Ingrid Yen – Brean Murray
Okay, $10.4 million or $10.6 million?  I remember in the press release, is it $10.6 million?

Ken Ren – China Green Agriculture – Chief Financial Officer
Specifically, we expected that the sales from JiNong is about 40.5% in the next year's guidance, and 4.1% from Jintai, and 50.5% from Gufeng.  And then for all our using the new research and development, the revenue contributions is still immaterial, less than 0.5%.

Ingrid Yen – Brean Murray
Okay, great, thank you.

Moderator
Our next question is from Tim Tiberio with Charting Capital Markets, please go ahead with your questions.

Tim Tiberio – Charting Capital Markets
My first question is, what is the current capacity utilization of your organic facilities?

Ken Ren – China Green Agriculture – Chief Financial Officer
The current utilization of our organic facilities is around 40%.

Tim Tiberio – Charting Capital Markets
Okay.

Ken Ren – China Green Agriculture – Chief Financial Officer
That's like 37% to 40%.

Tim Tiberio – Charting Capital Markets
I guess at Gufeng, you probably haven't released this yet, but what was the capacity utilization rate at the end of June?

Ken Ren – China Green Agriculture – Chief Financial Officer
Around 60%.

Tim Tiberio – Charting Capital Markets
Okay.  And then one other question, I know there's been a lot of questions around tax returns for a lot of these Chinese companies.  There's been some issues raised between the VAT tax that appears to have been accrued and was being paid to the Chinese tax authorities.

I guess my first question is, can you walk us through that if there is a difference?  And then secondly, how can investors actually get tax returns from the Chinese Central Government?  We've heard that due to privacy laws actually getting consolidated tax form is very difficult.  So just hoping that maybe you could address that.

Ken Ren – China Green Agriculture – Chief Financial Officer
Okay, with respect to that question, I will let Mr. Li address it, and I will translate for him, hold on for a second.

(Chinese Language)

Tao Li – China Green Agriculture – Chairman, CEO, and President
(Chinese Language)

Translator
I understand there are some rumors.  People are concerned about the taxes that we filed with the local government.  What I want to emphasize here is the value added taxes and the income taxes that we paid to the taxation bureaus are complete.  The information out there is showing partial data and we would be more than happy to share with you our information which matched exactly to what we filed to the SEC.

Tim Tiberio – Charting Capital Markets
OK.  Maybe I can take that off line.

My last question, obviously you have quite a bit of cash on your balance sheet outside of some of your R&D investment.  Is there any thought about how else you might look to deploy that cash over the next few quarters?

Ken Ren – China Green Agriculture – Chief Financial Officer
Yes, I can address that question.  For the fiscal year 2011, we have certain capital expenditure budgets, specifically we will allocate to our three subsidiaries.  With regard to Gufeng, like I already touched base in the prepared remarks, we will upgrade one existing production line, which has metric ton capacity of 100,000 by spending RMB 9 million, which is roughly equivalent to $1.5 million.  And we will also install a new production line for Gufeng to produce humic acid based organic compound fertilizer.  Under the new production line, we will have the production capacity of 200,000 metric tons.  So in total, after these capital expenditures plans, Gufeng’s capacity will increase by 66%, and the new production line is budgeted at RMB 43 million, which is roughly $7 million.

And then for our research and development center …, we budgeted 85 million in RMB.  That can be translated into $13 million U.S. dollars and specifically, we will continue to spend RMB 21 million for the sunlight greenhouses, that’s roughly $3 million.  And then we will spend RMB 35 million for the intelligent greenhouse that we already planned, and the budget for that piece is RMB 35 million.  So, RMB 35 million is roughly $6 million U.S. dollars.  We will also spend less than RMB 1 million in some dormitory building construction, and then we will spend another RMB 12 million, which is less than $2 million in related projects, such as weather pipelines and …well drilling.  Then we will also spend another RMB 12 million for some other infrastructure connection projects to get our facilities integrated with the network.

And then similarly with our JiNong, the liquid and organic fertilizer business, we will spend some additional less than $2 million U.S. dollars for cap ex to improve the existing production capacity and some other related small projects.  So, that’s a total RMB 12 million, less than $2 million U.S. dollars.  So that’s our cap ex plan for the next fiscal year.

Tim Tiberio – Charting Capital Markets
OK, thanks for taking the time to answer my questions.

Ken Ren – China Green Agriculture – Chief Financial Officer
You’re welcome.

Moderator
Our next question is from John Hickey with Cohen Capital.  Please go ahead with your question.

John Hickey, Cohen Capital
Yes, thanks for taking my questions.  The first question I have relates to your land purchase.  You had mentioned it earlier, but I may have missed something, it was $10.8 million as the reported purchase price, but the official records are $2.5 million.  Could you go over the reconciliation between those two amounts one more time?

Ken Ren – China Green Agriculture – Chief Financial Officer
Sure, we will be more than happy to give you certain details of our land acquisition.  Actually, we received inquiries on this land acquisition from investors and media.  There are some understandings of the land property market in China.  I would like to emphasize that.  This land acquisition was purchased from a state owned enterprise through a private transaction, not from the government.  So, in terms of reconciliation, we paid a total of $10.7 million U.S. dollars, which is the equivalent of $73.2 million.  The fee items we paid to the government constitute land granting fee of $5.2 million and land compensation fee of $12.1 million.  In addition to that, we paid the seller $54.8 million in terms of land use transfer fee and on top of all these fees, we also paid other miscellaneous charges, such as fee tax, land use rights, reservation fee, mapping fees, survey fee, appraisal fee.  So in total, that’s 73.2 million RMB, equivalent to $10.7 million U.S. dollars.

John Hickey, Cohen Capital
OK, so for this kind of transaction, this private acquisition from the state owned enterprise where the purchase price is $2.5 million, is it normal for the fees and the rights and everything that you just described to be four times the land purchase price?

Ken Ren – China Green Agriculture – Chief Financial Officer
Actually, I would like to reemphasize that.  The $2.8 million includes just the land granting fee and the land compensation fee.  That’s just a part of the total land purchase price.  And the majority of the land purchase price is paid to the seller in terms of land use  transfer fee.

John Hickey, Cohen Capital
OK.  Thanks.

Also, you mentioned earlier regarding –

Ken Ren – China Green Agriculture – Chief Financial Officer
I would like to also reemphasize that in China, the land transaction can either be conducted by the government through public auction or private transaction, and in our case, it was executed through private transaction.  Then lately, there have been similar land transactions in a neighboring area.  For instance, in July 2010 in the same city, same suburb and area, three land transactions auctioned by the government at roughly $120,000 per acre for project use purpose, for industrial project purpose use.  That’s through the auction transaction. The total cost we paid is close to prices by the local government through auction channel constituting land granting fee and land compensation fee, totaled at $120,000 U.S. dollars per acre.

For ours, the land price we paid is in the same ballpark, roughly $120,000 U.S. dollars per acre.  And then nearby, the closest facility area, the land price per acre is in the ballpark of $2-3 million U.S. dollars per acre.  And then if we rationale the purchase price of $2.8 million U.S. dollars of the total 88 acres of our transaction, it can be translated to an amount that our land per acre price is at $20,000-$30,000 U.S. dollars.  So that’s an unachievable price, in today’s China property market, that’s impossible price.  It’s just an impossible price that one can acquire at such a low level.  It’s physically a joke on local property market.

John Hickey, Cohen Capital
OK, thank you for shedding light on that issue.

Shifting gears for a second, you mentioned earlier Gufeng’s profitability at $1.1 million, what period was that for?

Ken Ren – China Green Agriculture – Chief Financial Officer
That’s for – you mentioned in Gufeng, right?

John Hickey, Cohen Capital
Yes.

Ken Ren – China Green Agriculture – Chief Financial Officer
OK, that period is for January through March in calendar year 2010.

John Hickey, Cohen Capital
OK, what was the revenue last period?

Ken Ren – China Green Agriculture – Chief Financial Officer
Just a second.  I think we disclosed that in a related 8-K and then the revenue for that quarter period is $17 million.

John Hickey, Cohen Capital
OK.  That wraps up my questions.  Thanks very much for helping me understand.

Moderator
The next question is from Emma Zhao with Roth Capital Partners.  Please go ahead with your question.

Emma Zhao, Roth Capital Partners
Hi.  Can you hear me?

Ken Ren – China Green Agriculture – Chief Financial Officer
Yes, we can hear you clearly.

Emma Zhao, Roth Capital Partners
This is Emma from Roth Capital.  I’m filling in for Howard Zhou.  I know that you have talked about the land acquisition in detail, so I won’t bother you with that.  My question is that your stock is trading at a pretty low valuation right now, and you have a very strong cash balance and cash flow.  Would you consider any share buyback plan in the future?

Ken Ren – China Green Agriculture – Chief Financial Officer
With respect to that question, I will ask Mr. Li to answer.

Tao Li – China Green Agriculture – Chairman, CEO, and President
[Chinese spoken]

Emma Zhao, Roth Capital Partners
[Chinese spoken]

Ken Ren – China Green Agriculture – Chief Financial Officer
We are considering a share buyback action.  However, I would like to remind everybody that this action item is subject to the approval of our board of directors.  As the board of directors has not discussed such action item yet, again, we will participate in such meeting and then such action items will be feasible or possible for the nearby future.

Emma Zhao, Roth Capital Partners
Is there a plan for the board meeting?  Have you submitted a proposal?

Tao Li – China Green Agriculture – Chairman, CEO, and President
 [Chinese spoken]

Emma Zhao, Roth Capital Partners
OK, thank you.

My next question is, I know that the Gufeng facility will contribute to your sales and earnings next quarter.  Could you shed any light on the gross margin expectations for the next quarter when Gufeng starts to contribute?

Ken Ren – China Green Agriculture – Chief Financial Officer
We understand that Gufeng has limited earnings quality.  However, from the CGA standpoint, CGA has the capability to launch appropriate growth plan and has the ability to execute that plan and exceed investor expectations.  We believe that Gufeng will provide an excellent foundation for CGA’s specific growth expansion and this will help us to conduct a successful new horizontal integration, and we believe that the management from Gufeng is very capable for integration with our existing management.  In time, we believe that it will be proved to be a very successful acquisition.

In terms of margin, I can answer you that right now the Gufeng’s profit margin, the gross profit margin, is roughly 10%.  By our strategic initiative at Gufeng, such as upgrading their production line and installing a new production line with injecting our humic acid proprietary technology, the margin will improve from the current low level to about 20% by the fiscal year 2012.  So, we will prove that we have the ability to turn this acquisition into a very good one.

Emma Zhao, Roth Capital Partners
So it will increase to 20% in 2012?  What about next year?  Will it increase gradually or will it remain in the low 10 to teens margin?

Ken Ren – China Green Agriculture – Chief Financial Officer
In our projection and our expansion plans with Gufeng, we will need three to nine months to fully turn the project plan into fully operable, so that by the fiscal year 2011, the margin will be ramped up.

Emma Zhao, Roth Capital Partners
So, roughly 20%?

Ken Ren – China Green Agriculture – Chief Financial Officer
Yes.

Emma Zhao, Roth Capital Partners
Is there a premium gross margin that you are targeting for that granular business, for Gufeng?  Is 20% a premium gross margin that you’re targeting or is there room to improve?

Ken Ren – China Green Agriculture – Chief Financial Officer
This is our initial goal and we believe there is space to improve.

Emma Zhao, Roth Capital Partners
OK, so it will actually improve – just that we are targeting, like, 20% in fiscal year 2011 and 2012.  Am I right?

Ken Ren – China Green Agriculture – Chief Financial Officer
Can you repeat your question?

Emma Zhao, Roth Capital Partners
Is there room for improvement for margin going forward, but we are just targeting 20% for fiscal year 2011 and 2012?

Ken Ren – China Green Agriculture – Chief Financial Officer
That’s roughly a fair expectation of 20% in fiscal 2011 and fiscal 2012.

Emma Zhao, Roth Capital Partners
OK, that’s all the questions I have.  Thank you.

Moderator
The next question is from Louis Fan with Rodman and Renshaw.  Please go ahead.

Louis Fan, Rodman and Renshaw
Hi, thanks for taking my question.  Congratulations on a strong quarter, Chairman Li and Mr. Ren.

First of all, I just want to clarify something that I think I have heard from Ken during his earlier announcement.  Did you say that the company is building a new facility starting in September that when completed will increase the company’s annual production capacity from 355,000 metric tons to 500,000 metric tons.  Is that correct?

Ken Ren – China Green Agriculture – Chief Financial Officer
Yes, that is correct.  That’s for Gufeng.  We add, for Gufeng, only for Gufeng, we add additional 200,000 metric tons.

Louis Fan, Rodman and Renshaw
OK, because initially based on the company’s previous press announcement that –

Ken Ren – China Green Agriculture – Chief Financial Officer
Starting this September, and it will take at least 6 months to complete installation.

Louis Fan, Rodman and Renshaw
OK, because initially based on the company’s previous press release, and also actually in your current press release, you say the Gufeng facility can increase the company’s production capacity to 355,000 metric tons, so there’s an additional 145,000 metric tons.

Ken Ren – China Green Agriculture – Chief Financial Officer
There’s additional 200,000, so in total that will be 555,000 metric tons.

Louis Fan, Rodman and Renshaw
OK, 555,000, thank you.  So you expect the expansion will start in September and when can it get completed?

Ken Ren – China Green Agriculture – Chief Financial Officer
It will take at least 6 months for the new production installation to continue.

Louis Fan, Rodman and Renshaw
OK, thank you.

Ken Ren – China Green Agriculture – Chief Financial Officer
After March 2011.

Louis Fan, Rodman and Renshaw
OK.  The next question is, you indicated that the company has this new distribution plus retail branding strategy, and in fact you have opened 15 direct-owned retail stores.  So, does that mean the company is switching its distribution strategy away from distributors, or is this going to be somewhat of a healthy balance between distributors and retailers, with emphasis on distributors?

Ken Ren – China Green Agriculture – Chief Financial Officer
I think the real case is that we’re still focusing on our core marketing channel through distributors, not retailers.  The retail store program is somewhat complementary.  It is more like a balancing rather than a strategic shift in sales and distribution.

Louis Fan, Rodman and Renshaw
OK.  Next question, this will be a quick one.  What is the average selling price of JiNong products in the quarter?

Ken Ren – China Green Agriculture – Chief Financial Officer
It’s roughly $2,100 U.S. dollars per metric ton.

Louis Fan, Rodman and Renshaw
OK.  One more question.  There appears to be some difference between the VAT tax accrued and what was paid to the Chinese tax authority.  Can you please help us understand what occurred there, and reconcile the difference?

Ken Ren – China Green Agriculture – Chief Financial Officer
I’ll let Mr. Li answer and I will translate.

Tao Li – China Green Agriculture – Chairman, CEO, and President
[Chinese spoken]

Ken Ren – China Green Agriculture – Chief Financial Officer
I would like to emphasize that the actual value added tax we submitted or we paid to the Chinese government is exactly consistent with the amount we have filed with the SEC.  So according to the government record, the tax payment exactly matches with each other.  So, in terms of the rumors and the anonymous report, we’re not sure where the report comes from and that information appeared to be incomplete and inaccurate.  Again, we were waived the value added tax from the majority of our humic acid based organic fertilizer product from September 2009.  It was since then that our product is not subject to accrual of value added tax, the majority of our organic fertilizer products.  However, there are still some other products, but the majority is waived from the value added tax.

Louis Fan, Rodman and Renshaw
OK, thank you very much.

Moderator
We have time for one last question.  The last question is from Echo He from Maxim Group.  Please go ahead.

Echo He, Maxim Group
Hi, Ken, thank you for taking my question.  Could you explain in more detail how you’re going to grow your sales, given that you are adding this big amount of capacity?  And also you’re converting Gufeng’s capacity mostly to organic fertilizer, so that probably will be different from Gufeng’s original distribution for customers.  So how are you going to deal with this situation and grow your sales through your own distribution network?

Ken Ren – China Green Agriculture – Chief Financial Officer
We will emphasize our growth through our core distribution network expansion by adding new distributors.  And concurrently, as we have illustrated and we have already achieved, by adding new product timely and effectively and proactively.  So, in the past two summer quarters you can see that both added new products contribute potentially for our net income…   That’s where we’re going to continue to focus by launching new products, setting up new distributors.  The original program will serve as supplementary.

And then with respect to Gufeng, we feel that our current need or focus is to replicate or articulate Gufeng’s production capacity into compatible or integral production facilities to our product offering plan.  So that’s why we budget … cap ex to upgrade their existing production facility and the new production facility.

And then by that time, the majority of Gufeng’s production capacity will be capable of delivering humic acid organic compound fertilizers and then organic humic acid based fertilizer will be our mainstream.  By delivering the humic acid asset compound fertilizer through our unique marketing and distribution channel work, we can actually improve on product margins.

Echo He, Maxim Group
Are you going to change your Gufeng current customers to a new customer base because they’re using chemical fertilizers - you’re converting to organic and chemical fertilizers, right?  Compound fertilizers?  [Chinese spoken]

Tao Li – China Green Agriculture – Chairman, CEO, and President
 [Chinese spoken]

Echo He, Maxim Group
OK, I understand.

Ken Ren – China Green Agriculture – Chief Financial Officer
Yes, with respect to Gufeng’s existing customer base, although currently these customers are more like inorganic chemical fertilizer users, by upgrading Gufeng’s production facility to become more organic fertilizer oriented, then those customers will be welcoming equivalent new products after our production line expansion and upgrading.  And then each customer base will gradually shift from inorganic fertilizer oriented base customer population to a compound organic fertilizer base customer population.  For those who are sticking to the chemical fertilizer, Gufeng will keep a small portion of their production capacity to focus on the chemical fertilizer production so that each chemical fertilizer customer’s need will still be met.  By integrating Gufeng’s sales force with JiNong’s sales and marketing force, we believe that the total marketing  strength will be enhanced by effective integration.

… Hee, Maxim Group
OK, great.  The receivables – since Gufeng has just so many customers and such high sales, would you expect the receivables will grow at the same December scale as the sales in the next fiscal year?

Ken Ren – China Green Agriculture – Chief Financial Officer
I would also like to emphasize that Gufeng’s accounts receivable collection is different  and that they have certain customer concentration, higher level of customer concentration.  We believe that by continuing to expand their customer base, account receivables level will gradually improve.

Echo He, Maxim Group
What’s the current receivable base for Gufeng?

Ken Ren – China Green Agriculture – Chief Financial Officer
With regard to Gufeng, the account receivables, I think we reported it in the related 8-K and you’re more than welcome to check it out.  As of now, we are subject to the following obligation at the Roth Conference, but we would be more than happy to discuss that with you later.

Echo He, Maxim Group
OK, thank you so much.

Moderator
I would now like to turn the call back over to management for closing remarks.

Ken Ren – China Green Agriculture – Chief Financial Officer
Thank you, everyone, for joining us at the annual earnings conference call.  This concludes today’s annual conference call.  Thank you.

Moderator
This concludes today’s teleconference.  Thank you for your participation.